Camber Energy, Inc. - S-3

Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

CAMBER PERMIAN LLC

A Texas Limited Liability Company

This Limited Liability Company Agreement of Camber Permian LLC (this “Agreement”), dated as of December 30, 2016, is adopted, executed and agreed to by the sole Member (as defined below).

1.	Formation. Camber Permian LLC (the “Company”) has been organized as a Texas limited liability company under and pursuant to the Texas Business Organizations Code (as amended from time to time, the “TBOC”).

2.	Sole Member. Lucas Energy, Inc. shall be the initial sole member of the Company (the “Member”).

3.	Contributions. The Member has made an initial contribution to the capital of the Company. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but the Member shall have no obligation to do so.

4.	Units. Ownership in the Company shall be represented by membership units (“Units”). Such Units may, but need not, be represented by written certificates. The Member shall receive one thousand (1,000) Units in return for its initial capital contribution.

5.	Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the sole Member, who shall make all decisions and take all actions for the Company. Notwithstanding the foregoing, the Member may designate one or more persons, who may or may not be members of the Company, as officers (“Officers”) of the Company. Officers shall have such rights and duties as may be designated by the Member.

6.	Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7.	Winding Up. The Company shall be wound up upon (a) the consent of the Member or (b) the entry of a decree by a court requiring the winding up or dissolution of the Company under the TBOC. No other event will cause the Company to wind up.

8.	Limitation of Liability. No member or Officer (each, a “Management Person”) shall be liable to the Company or the Member for monetary damages for an act or omission in the Management Person’s capacity as a member or Officer except to the extent that the Management Person is found to be liable under applicable law for: (a) a breach of the Management Person’s duty of loyalty, if any, to the Company or its member, (b) an act or omission not committed in good faith that constitutes a breach of duty of the Management Person to the Company, (c) an act or omission not committed in good faith that constitutes a breach of a duty owed by the Management Person to the Company or its member, (d) willful or intentional misconduct in the performance of the Management Person’s duty to the Company or (e) a transaction from which the Management Person received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the Management Person’s duties. Except for such duties expressly set forth in this Agreement, a Management Person shall not be subject to any duties (including fiduciary duties) in the management of the Company. No amendment to or repeal of the Certificate of Formation of the Company (the “Certificate of Formation”) or this Agreement will apply to or have any effect on the liability or alleged liability of any Management Person for or with respect to any acts or omissions of the Management Person occurring prior to such amendment or repeal.

9.	Mandatory Indemnification.

(a)       Each person who at any time is or was a Management Person, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a Management Person, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of such Proceeding is an alleged action in such person’s official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Company to the fullest extent authorized by the TBOC, or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or law permits the Company to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Company to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding, and such indemnification shall continue as to a person who has ceased to be a Management Person or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for–profit or non–profit enterprise, and shall inure to the benefit of such person’s assigns, heirs, executors and administrators. The Company’s obligations under this paragraph (a) include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

(b)       Prepayment of Expenses. Expenses incurred by a Management Person in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, the TBOC or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the TBOC which requires, as a condition precedent to such expense advancement, the delivery to the Company of an undertaking by or on behalf of such Management Person to repay all amounts so advanced if it shall ultimately be determined that such Management Person is not entitled to be indemnified under paragraph (a) above or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Company’s members deem appropriate.

(c)       Vesting. The Company’s obligation to indemnify and to prepay expenses under paragraphs (a) and (b) above shall arise, and all rights granted to the Management Persons hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. Notwithstanding any other provision of the Certificate of Formation or this Agreement, no action taken by the Company, either by amendment of the Certificate of Formation or this Agreement or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under paragraphs (a) and (b) above which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

(d)       Enforcement. If a claim under paragraph (a) or paragraph (b) or both paragraphs (a) and (b) is not paid in full by the Company within thirty (30) days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the TBOC or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. The failure of the Company (including its members and independent legal counsel) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the TBOC or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal Proceeding, had reasonable cause to believe that its conduct was unlawful.

(e)       Nonexclusive. The indemnification provided by this Section 9 shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, other provisions of the Certificate of Formation, this Agreement, vote of the members of the Company, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(f)       Permissive Indemnification. The rights to indemnification and prepayment of expenses which are conferred to the Management Persons by paragraphs (a) and (b) above may be conferred upon any employee or agent of the Company if, and to the extent, authorized by the members.

(g)       Insurance. The Company shall the have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a member, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the provisions of this Section 9, the Agreement, the TBOC or other applicable law.

(h)       Implementing Arrangements. Without limiting the power of the Company to procure or maintain insurance or other arrangement on behalf of any of the persons as described in paragraph (g) above, the Company may, for the benefit of persons eligible for indemnification by the Company, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company, or (iv) establish a letter of credit, guaranty or surety arrangement.

10.	Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page Follows]

IN WITNESS WHEREOF, the sole Member has adopted, executed and agreed to this Agreement effective as of the date first above written.

SOLE MEMBER:

LUCAS ENERGY, INC.

By:	/s/ Anthony C. Schnur
Name: Anthony C. Schnur
Title: Chief Executive Officer